UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): August 26, 2005

Hanger Orthopedic Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
(Address of principal executive offices (zip code))

301-986-0701
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On August 26, 2005, Hanger Orthopedic Group, Inc. (the “Company”) entered into the Fourth Amendment to its Amended and Restated Credit Agreement with General Electric Capital Corporation, as administrative agent, and the lenders identified as signatory thereto in the amendment. The amendment amends the Company’s revolving credit and Term B facilities. The most significant changes to the existing agreement include (i) the extension of the revolving loan maturity date to match the maturity of the Term B facility, (ii) a reduction in the total revolving loan commitment from $100 million to $75 million, (iii) the modification of certain financial covenants and (iv) an increase in the sub-limit for letters of credit to $15 million. The pricing of the revolving credit facility remained unchanged.

        The financial covenants that were amended include the interest coverage, maximum total leverage, maximum senior secured leverage and the fixed charge coverage ratios. Capital additions were limited to $19 million in any fiscal year, increasing to $22.5 million when the total leverage is reduced below 5.00 to 1.00.

        Pricing of the Term B facility increased by 25 basis points to + 375 basis points for Eurodollar loans and + 275 basis points for base rate (prime) loans for the first six months after the effective date of the amendment. After the first six months, pricing of the Term B facility will decline to + 300 basis points for Eurodollar loans and + 200 basis points for base rate (prime) loans if the Company reduces senior leverage below 2.00 to 1.00.

        Reference is made to the full text of the amendment which is filed as an exhibit hereto.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

10	Fourth Amendment to Amended and Restated Credit Agreement, dated as of August 26, 2005, among the Registrant, General Electric Credit Corporation, as administrative agent, and the lenders signatory thereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER ORTHOPEDIC GROUP, INC.

By: /s/ Jason P. Owen
Jason P. Owen
Vice President, Treasurer and Corporate Secretary

Dated: August 30, 2005